Exhibit 5.1

Seth J. Gottlieb

+1 650 843 5864

sgottlieb@cooley.com

May 17, 2019

Fastly, Inc.

475 Brannan Street, Suite 300

San Francisco, CA 94107

Ladies and Gentlemen:

We have acted as counsel to Fastly, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 12,922,642 shares of Class B common stock, par value $0.00002 per share, (the “Class B 2011 Plan Shares”) issuable pursuant to the Company’s 2011 Stock Plan, as amended, (the “2011 Plan”), (b) 29,822,642 shares of Class A common stock, par value $0.00002 per share, consisting of (i) 12,922,642 shares of Class A common stock (the “Class A 2011 Plan Shares”) issuable pursuant to the 2011 Plan and (ii) 14,400,000 shares of Class A common stock (the “2019 EIP Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”) and (c) 2,500,000 shares of Class A common stock, (together with the Class B 2011 Plan Shares, the Class A 2011 Plan Shares and the 2019 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the Company’s 2011 Plan and 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, (d) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately following the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.2 and 3.4, respectively to the Company’s registration statement (No. 333-230953) on Form S-1, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Fastly, Inc.

May 17, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Seth J. Gottlieb
Seth J. Gottlieb

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com